PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OHIO - 45750
                                                          www.peoplesbancorp.com

NEWS RELEASE


FOR IMMEDIATE RELEASE                   Contact:Jack Conlon
---------------------                           Chief Financial Officer
January 21, 2003                                (740) 373-3155


                   PEOPLES BANCORP ANNOUNCES 29th CONSECUTIVE
                           YEAR OF INCREASED EARNINGS
      ---------------------------------------------------------------------
                       Earnings per share up 49% to $2.30

         MARIETTA, Ohio - Peoples Bancorp Inc. (Nasdaq: PEBO) announced its
29th consecutive year of increased earnings, as net income reached record levels in 2002 due in large part to strong net interest income and enhanced non-interest revenues.
         Earnings per diluted share were $2.30 in 2002, up 49% from $1.54 a year ago, as net income totaled $18,752,000 in 2002 compared to $12,335,000 in 2001, a 52% increase. For the fourth quarter of 2002, net income grew to $4,500,000, or $0.54 per diluted share, from $3,537,000, or $0.45 per diluted share, for 2001's fourth quarter. Return on average equity improved to 17.69% for the year ended December 31, 2002, and 15.25% for the fourth quarter of 2002, compared to 13.60% and 14.76% for the same periods in 2001, respectively.
         Reported net income for the year and quarter ended December 31, 2002, reflects the adoption of FASB Statement 142, "Goodwill and Other Intangible Assets", on January 1, 2002, and FASB Statement 147, "Acquisitions of Certain Financial Institutions", which is effective retroactive to January 1, 2002, whereby goodwill is no longer amortized but will be subject to annual impairment tests. Earnings per diluted share for the year ended and quarter ended December 31, 2001 would have been $1.72 and $0.49 per diluted share excluding goodwill amortization of $1,846,000 and $492,000, respectively. On a comparative basis without goodwill amortization, the current year net income per diluted share increased 34% compared to 2001.
          "We are pleased to report another year of record earnings," said Robert E. Evans, Peoples' President and CEO. "Although challenging economic conditions persisted throughout the year, our results in 2002 reflect a period of continued expansion and improved performance, including double-digit earnings growth and enhanced return on stockholder equity."
         Evans continued, "The successful completion of our recent stock offering strengthened Peoples' capital ratios, especially tangible capital, which affords us additional opportunities to build upon our already strong franchise through acquisitions, such as the planned acquisition of Kentucky Bancshares." In mid-December 2002, Peoples completed the sale of 1,440,000 common shares, generating new capital of $32.1 million after offering expenses. In early 2003, Peoples sold an additional 216,000 common shares in conjunction with the option granted to the underwriters to cover over-allotments, generating $4.8 million of capital.
         In 2002, net interest income grew 16%, totaling $49,998,000 compared to $43,133,000 in 2001, while net interest margin improved to 4.37%, from 4.11% a year ago. The higher level of net interest income and improved net interest margin is largely the result of very low interest rates throughout 2002, while a modest increase in earnings assets, due in part to acquisitions, provided the additional improvement. For the quarter ended December 31, 2002, net interest income totaled $12,190,000 in 2002, up 8% from $11,244,000 in fourth quarter of 2001. Net interest margin was 4.05% in the fourth quarter of 2002 compared to 4.30% a year ago, as management continues to shift to longer-term funding and the demand for lower rates on loans persists. Net interest income and margin in the fourth quarter of 2002 were also adversely impacted by additional net premium amortization of approximately $120,000 on mortgage-backed securities due to increased prepayment speeds; an interest reversal of approximately $105,000 due to an incorrect accrual on a business loan; and net premium amortization of approximately $80,000 on loans acquired in the First Colony acquisition.
         "The recent interest rate environment has afforded us opportunities to lower Peoples' costs of funds but also applied downward pressure on asset yields due to loan repricings and refinancings," said Jack Conlon, Peoples' Chief Financial Officer. "In addition, our focus in the second half of 2002 was to secure longer-term funding to lock in current low rates, which resulted in some compression of net interest margin. Since net interest income remains Peoples' largest source of revenue, we will continue to execute strategies and manage our asset-liability position to protect net income from future changes in interest rates."
         Non-interest income was $14,935,000 in 2002 versus $10,728,000 a year ago, a 39% increase. For the three months ended December 31, 2002, non-interest income totaled $3,975,000, up 6% from $3,743,000 for the fourth quarter of 2001. Enhanced non-interest income in 2002 is primarily the result of higher levels of deposit service charge income, while non-interest income in the fourth quarter of 2001 was also enhanced by non-recurring income of $877,000 relating to a demutualization.
         Deposit account service charges totaled $1,977,000 in the fourth quarter of 2002 compared to $1,049,000 for the final quarter of 2001, and totaled $6,976,000 for the year ended December 31, 2002, up 93% from $3,608,000 the prior year. The introduction of the Overdraft Privilege program, coupled with other changes to the assessment of cost recovery fees on deposit accounts in late 2001, generated higher volumes of overdraft and non-sufficient funds fees in 2002 and accounted for the increased deposit account service charge income.
         "The growth of non-interest revenues, and in particular deposit account service charges, is a reflection of our commitment to grow top-line revenues through the introduction of new products and services," commented Mark Bradley, President and Chief Operating Officer of Peoples Bank. "In addition, our needs-based approach to selling has allowed us to satisfy client needs and enhance Peoples' other major sources of revenue. Ultimately, if we help make our customers more successful, we will improve Peoples' long-term value and generate additional benefits for every stakeholder."
         Income from Peoples' business owned life insurance ("BOLI") increased 62% in the fourth quarter of 2002 compared to the same period last year, and more than tripled for the year ended December 31. The fourth quarter increase is the result of an adjustment in the mix of investment funds in early 2002, while the timing of Peoples' BOLI purchase in mid-2001 accounted for the majority of the increase compared to 2001. Insurance and investment commissions grew 31% in 2002 versus the prior year, a result of strong fixed annuity sales and continued property and casualty commission growth. E-banking services grew revenues by 22% in 2002, primarily due to clients utilizing Peoples' ATM and debit cards to complete more of their transactions.
         Peoples recognized a gain on sale of loans of $135,000 and $157,000 for the quarter and year ended December 31, 2002, respectively, as a result of selling a limited number fixed rate real estate loans into the secondary market. In prior periods, Peoples either has acted as an agent with a national firm for long-term, fixed rate real estate loans or retained the loans and thus did not recognize any gains. Peoples also recognized net gains on securities transactions of $114,000 and $216,000 for the quarter and year ended December 31, 2002, respectively, compared to net gains of $2,000 and $29,000 for the same periods in 2001, respectively.
         For the year-end December 31, 2002, non-interest expense totaled $35,967,000 compared to $33,412,000 in 2001, as increased operating expenses were partially offset by reduced intangible amortization expense due to new accounting rules that resulted in Peoples ceasing amortization of all goodwill. Non-interest expense of $9,261,000 for the fourth quarter of 2002 was up slightly from 2001's fourth quarter total of $9,176,000.
         Salaries and benefits remain Peoples' largest non-interest expense, totaling $18,100,000 in 2002, up $2,510,000 from a year ago. This increase is attributable to higher incentive plan expenses that correspond with Peoples' improved earnings, as well as the addition of new associates and salary increases necessary to retain and recruit key personnel. Professional fees and marketing costs were up in 2002 due in large part to costs associated with Peoples' implementation of "Free Checking" and "Overdraft Privilege" and other strategic initiatives to attract new clients and grow revenues. Recent acquisitions and investments in technology resulted in additional occupancy and equipment costs in 2002, in particular depreciation expense. Peoples' adoption of FASB Statements 142 and 147 resulted in no amortization of goodwill in 2002 compared to amortization expense of $1,846,000 in 2001; however, Peoples continued to amortize other intangible assets, primarily core deposit intangibles, which increased by 29%, or $145,000, as a result of acquisitions which occurred in 2002.
         "Operating expenses rose in 2002 due to continued investment in our associates and technology, as well as from other strategies that have produced numerous benefits, including new revenues and improved convenience, flexibility, and speed of product delivery for our customers," said Bradley. "We recognize the need to deliver products and services to our clients efficiently, and we continue to make investments that enhance our ability to satisfy customer needs and strengthen our business for the long-term."
         At December 31, 2002, loans totaled $850.9 million, up $78.0 million since year-end 2001. A significant portion of the loan growth is attributable to Peoples acquiring loans of approximately $68 million as part of acquisitions in 2002. Peoples also experienced organic commercial loan growth of $38 million throughout 2002, which was largely offset by declines in consumer loans. In the fourth quarter, loan balances declined $16.7 million, from $867.6 million at September 30, as commercial loan growth was offset by decreased balances in real estate and consumer loans.
         At December 31, 2002, nonperforming assets totaled $7,611,000, or 0.55% of total assets, versus $7,653,000, or 0.56% of total assets, at September 30, 2002. The allowance for loan losses increased to $13.1 million at December 31, 2002, from $12.4 million at year-end 2001, due in part to an allowance of $0.3 million for loan losses acquired in the First Colony acquisition. As a percent of nonperforming loans, the allowance was 175% at year-end 2002 versus 225% the prior year-end, largely the result of an increase in nonperforming loans. Peoples' provision for loan losses was $4,067,000 in 2002, up from $2,659,000 a year ago, with $877,000 of the increase attributable to the Overdraft Privilege program. The remaining increase in the provision is a result of management's ongoing evaluation of the adequacy for loan losses, loan growth and other factors affecting probable loan losses.
         Net loan chargeoffs were $3,642,000 in 2002 compared to $2,199,000 in 2001, and totaled $843,000 and $562,000 for the fourth quarters of 2002 and 2001, respectively. Commercial and consumer loans were the majority of net chargeoffs in 2002, comprising 52% and 18%, respectively. In 2001, commercial and consumer loans comprised 42% and 41% of total net chargeoffs, respectively. Net chargeoffs relating to Overdraft Privilege totaled $705,000 in 2002, representing 19% of the total and nearly half of the total increase from the prior year. Net chargeoffs in 2002 were also impacted by Peoples charging down a group of troubled commercial loans in the first half of 2002 to amounts deemed collectible. In the fourth quarter of 2002, commercial and consumer loans comprised 44% and 27% of total net chargeoffs, while Overdraft Privilege represented 23%, or $196,000. In the fourth quarter of 2001, commercial and consumer loans comprised 37% and 42% of total net chargeoffs, respectively.
          "In the first half of 2002, our asset quality was impacted by a few troubled loan relationships, which resulted in a higher level of nonperforming assets and chargeoffs compared to last year," stated Conlon. "Based on our most recent loan review, we do not anticipate these relationships resulting in any additional losses. We realize future success in the financial services industry is contingent, in part, on the ability to maintain solid asset quality and believe the current allowance for loan losses is adequate for the overall quality, inherit risk and loan volume concentrations in the loan portfolio."
         At December 31, 2002, Peoples' effective tax rate was 27.4% on a year-to-date basis compared to 30.4% in 2001. The decrease in Peoples' effective tax rate is largely attributable to the adoption of new accounting rules for goodwill and growth in average balance of tax-advantaged investments, which accounted for 42% and 41% of the decrease, respectively.
          "Overall, we are pleased with our 2002 results," summarized Evans. "Our earnings momentum remained strong throughout the year and we look forward to the new opportunities we will have in 2003 to further improve Peoples' long-term shareholder value."
         Peoples Bancorp Inc., a diversified financial products and services company with $1.4 billion in assets, offers a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 45 sales offices and 30 ATMs in Ohio, West Virginia, and Kentucky. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO" and a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples or enroll in Peoples' award winning Internet banking product, at www.peoplesbancorp.com.


Conference Call to Discuss Earnings:
------------------------------------
         Peoples will conduct a facilitated conference call to discuss the 2002 results of operations on January 22, 2003, at 3:00 p.m., local time, with members of Peoples' executive management participating. The conference call, consisting of brief opening remarks followed by a question and answer period, is open to the public; however, management asks that questions be limited to investment analysts, interested members of the media and shareholders. To participate in the call, please dial (877) 735-0939 approximately five minutes before the scheduled start of the conference call. A complete transcript of the conference call will be placed on peoplesbancorp.com, in the "Investor Relations" section under "Conference Call Transcripts".


Safe Harbor Statement:
----------------------
         Except for the historical and present factual information contained in this press release, the matters discussed in this press release, and other statements identified by words such as "expects," "believes," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, the interest rate environment, the effect of federal and state banking and tax regulations, the effect of technological changes, the effect of economic conditions, the impact of competitive products and pricing, and other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the SEC. Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples' business and operations, it is possible that actual results may differ materially from these projections. Peoples disclaims any responsibility to update these forward-looking statements.



PEOPLES BANCORP INC.  (Nasdaq:  PEBO)
Financial Highlights (Unaudited)


                                                       ---------------------------------     ---------------------------------
                                                              Three Months Ended                        Year Ended
(in $000's, except share data)                                   December 31,                          December 31,
                                                             2002              2001                2002              2001
                                                       ---------------------------------     ---------------------------------
PER SHARE DATA (a) Basic earnings per share:
   Income before extraordinary gains                    $        0.55     $        0.45       $        2.31     $        1.56
   Net income                                           $        0.55     $        0.45       $        2.36     $        1.56
Diluted earnings per share:
   Income before extraordinary gains                    $        0.54     $        0.45       $        2.25     $        1.54
   Net income                                           $        0.54     $        0.45       $        2.30     $        1.54
Dividends declared per share                            $        0.15     $        0.14       $        0.59     $        0.51
Book value per share                                    $       15.72     $       12.00       $       15.72     $       12.00
Tangible book value per share (b)                       $       12.44     $        9.82       $       12.44     $        9.82
Dividend payout as a percentage of net income                  26.60%            30.36%              24.91%            33.08%
Actual shares outstanding (net of treasury shares)          9,361,871         7,822,014           9,361,871         7,822,014
Weighted average shares outstanding:
   Basic                                                    8,116,691         7,824,590           7,932,485         7,882,890
   Diluted                                                  8,344,996         7,944,450           8,150,087         8,003,593

PERFORMANCE RATIOS
Return on average equity                                       15.25%            14.76%              17.69%            13.60%
Return on average assets                                        1.32%             1.21%               1.46%             1.06%
Non-interest income leverage ratio (c)                         45.43%            43.73%              42.73%            34.53%
Efficiency ratio (d)                                           54.13%            56.00%              52.95%            56.53%
Net interest margin (fully tax equivalent)                      4.05%             4.30%               4.37%             4.11%
Net loan chargeoffs as a percentage of average loans            0.10%             0.07%               0.44%             0.29%

NET CHARGEOFFS
Gross chargeoffs                                        $       1,005     $         653       $       4,328     $       2,638
Recoveries                                              $         162     $          91       $         686     $         439
                                                       ---------------   ---------------     ---------------    --------------
     Net chargeoffs                                     $         843     $         562       $       3,642     $       2,199
                                                       ---------------   ---------------     ---------------    --------------


(a)Adjusted for 10% stock dividends issued June 28, 2002 and September 12, 2001.
(b)Excludes balance sheet impact of intangible assets acquired through use of purchase accounting for acquisitions.
(c)Non-interest income (less securities and asset disposal gains) plus gain on sale of loans as a percentage of non-interest expense (less intangible amortization).
(d)Non-interest expense (less intangible amortization) as a percentage of fully tax equivalent net interest income plus non-interest income and gain on sale of loans.




             PEOPLES BANCORP INC. CONSOLIDATED STATEMENTS OF INCOME

                                                      -------------------------------      -------------------------------
                                                            Three Months Ended                       Year Ended
                                                               December 31,                         December 31,
(in $000's)                                                 2002             2001               2002              2001
                                                      -------------------------------      -------------------------------
Interest income                                        $     20,658     $     20,539       $      82,968     $     86,107
Interest expense                                              8,468            9,295              32,970           42,974
                                                      --------------    -------------      --------------   --------------
     Net interest income                                     12,190           11,244              49,998           43,133
Provision for loan losses                                     1,044              634               4,067            2,659
                                                      --------------    -------------      --------------   --------------
Net interest income after provision for loan losses          11,146           10,610              45,931           40,474
Gain on sale of loans                                           135                -                 157                -
Net gain on securities transactions                             114                2                 216               29
Net (loss) gain on asset disposals                              (58)              11                 (72)              24
Net mark-to-market adjustment on interest rate caps               -                -                   -             (131)
Non-interest income:
    Service charges on deposits                               1,977            1,049               6,976            3,608
    Fiduciary revenues                                          597              640               2,479            2,508
    Insurance and investment commissions                        448              427               1,966            1,504
    Electronic banking revenues                                 483              390               1,729            1,422
    Business owned life insurance                               386              239               1,471              481
    Demutualization income                                        -              877                   -              877
    Other non-interest income                                    84              121                 314              328
                                                      --------------    -------------      --------------   --------------
        Total non-interest income                             3,975            3,743              14,935           10,728
Non-interest expense:
    Salaries and benefits                                     4,499            4,573              18,100           15,590
    Occupancy and equipment                                   1,061              903               3,915            3,695
    Trust preferred                                             593              645               2,420            2,621
    Professional fees                                           497              240               1,913              996
    Data processing and software                                340              350               1,208            1,107
    Marketing                                                   228              178               1,006              608
    Amortization of other intangible assets                     215              125                 646              501
    Amortization of goodwill                                      -              492                   -            1,846
    Other non-interest expense                                1,828            1,670               6,759            6,448
                                                      --------------    -------------      --------------   --------------
        Total non-interest expense                            9,261            9,176              35,967           33,412
                                                      --------------    -------------      --------------   --------------
Income before income taxes                                    6,051            5,190              25,200           17,712
Income taxes                                                  1,551            1,653               6,858            5,377
                                                      --------------    -------------      --------------   --------------
    Income before extraordinary gains                         4,500            3,537              18,342           12,335
Extraordinary gain on early debt extinguishment,
    net of tax expense of $221                                    -                -                 410                -
                                                      --------------    -------------      --------------   --------------
        Net income                                     $      4,500     $      3,537       $      18,752     $     12,335
                                                      ==============    =============      ==============   ==============
Fully tax equivalent net interest income               $     12,603     $     11,542       $      51,610     $     44,221


               PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION

                                                      -------------------------------      -------------------------------
                                                            Three Months Ended                       Year Ended
                                                               December 31,                         December 31,
(in $000's)                                                 2002             2001               2002              2001
                                                      -------------------------------      -------------------------------
CONSOLIDATED AVERAGE BALANCES
Average gross loans                                    $    858,670     $    765,112       $     824,733     $    753,777
Average earning assets                                    1,243,545        1,074,336           1,180,698        1,076,591
Average intangible assets                                    30,667           17,323              23,720           17,956
Average total assets                                      1,360,377        1,169,253           1,288,322        1,162,874
Average non-interest bearing deposits                       105,618           90,725             100,740           87,503
Average interest bearing deposits:
    Savings                                                 143,022           78,144             116,512           77,543
    Interest-bearing demand deposits                        279,845          282,153             279,407          275,331
    Time deposits                                           421,035          374,199             393,677          370,704
                                                      --------------    -------------      --------------   --------------
        Total average interest bearing deposits             843,902          734,496             789,596          723,578
Average stockholders' equity                           $    118,021     $     95,845       $     106,025     $     90,689
                                                      --------------    -------------      --------------   --------------




               PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION


                                                                     -----------------   -----------------  -----------------
                                                                       December 31,       September 30,       December 31,
                                                                           2002                2002               2001
                                                                     -----------------   -----------------  -----------------
LOAN PORTFOLIO (in $000's, end of period)
Commercial, financial, and agricultural                              $        392,528    $        386,413   $        343,800
Real estate, construction                                                      16,231              20,348             14,530
Real estate, mortgage                                                         331,948             341,131            295,944
Consumer                                                                      103,635             113,533            111,912
Credit card                                                                     6,549               6,202              6,670
                                                                     --------------------------------------------------------
     Total loans                                                     $        850,891    $        867,627   $        772,856

ASSET QUALITY
Allowance for loan losses as a percent of total loans                           1.54%               1.49%              1.60%
Allowance for loan losses as a percent of
    nonperforming loans (a)                                                    175.3%              171.2%             225.0%
Nonperforming loans as a percent of total loans (a)                             0.88%               0.87%              0.71%
Nonperforming assets as a percent of total assets (b)                           0.55%               0.56%              0.48%
Nonperforming assets as a percent of total loans and
other real estate owned
    real estate owned (b)                                                       0.89%               0.88%              0.73%
Nonperforming assets (in $000's, end of period):
   Loans 90 days or more past due                                    $            407    $            635   $            686
   Renegotiated loans                                                $          2,439    $          2,439   $            425
   Nonaccrual loans                                                  $          4,617    $          4,455   $          4,380
   Other real estate owned                                           $            148    $            124   $            181
                                                                     -----------------   -----------------  -----------------
        Total nonperforming assets                                   $          7,611    $          7,653   $          5,672

REGULATORY CAPITAL (in $000's, end of period)
Tier 1 risk-based capital                                                      15.43%              11.55%             12.86%
Total risk-based capital ratio (Tier 1 and Tier 2)                             16.79%              12.91%             14.21%
Leverage ratio                                                                 10.56%               7.96%              9.18%
Tier 1 capital                                                       $        139,208    $        104,028   $        105,065
Total capital (Tier 1 and Tier 2)                                    $        151,404    $        116,223   $        116,114
Total risk-weighted assets                                           $        901,973    $        900,363   $        816,907

SUPPLEMENTAL DATA (in $000's, end of period)
Trust assets under management                                        $        500,338    $        485,074   $        539,487
Employees (full-time equivalent)                                                  462                 458                403
Full service offices                                                               39                  39                 34
Supermarket offices                                                                 4                   4                  4
ATMs                                                                               30                  29                 25
Announced treasury share plans: (c)
    Total shares in plan                                                      192,500             192,500            151,250
    Shares purchased (d)                                                            -                   -             12,383
    Average price (d)                                                $              -    $              -   $          16.03
                                                                     -----------------   -----------------  -----------------

(a) Nonperforming loans include loans 90 days past due and accruing, renegotiated loans, and nonaccrual loans.
(b) Nonperforming assets include nonperforming loans, and other real estate owned.
(c) 2002 data reflects 2002 Stock Repurchase Program of 192,500 shares
    (or 2.5% of outstanding shares); 2001 data reflects 2001 Stock Repurchase Program of 151,250 shares (or 2% of outstanding shares). All share amounts adjusted for stock dividends. (d) Reflects treasury shares purchased and average price paid for the three-month period ended on the date indicated.



                PEOPLES BANCORP INC. CONSOLIDATED BALANCE SHEETS

                                                                                ------------------     ------------------
(in $000's)                                                                       December 31,           December 31,
                                                                                      2002                   2001
ASSETS
Cash and cash equivalents                                                       $          55,550      $          32,838
Available-for-sale investment securities, at estimated fair value
     (amortized cost of $402,048 at December 31, 2002, and $329,081 at
     December 31, 2001)                                                                   412,100                330,364
Loans, net of unearned interest                                                           850,891                772,856
Allowance for loan losses                                                                (13,086)               (12,357)
                                                                                ------------------     ------------------
     Net loans                                                                            837,805                760,499
Bank premises and equipment, net of accumulated depreciation                               18,058                 16,369
Goodwill                                                                                   25,504                 15,388
Other intangible assets                                                                     5,234                  1,622
Other real estate owned                                                                       148                    181
Other assets                                                                               39,962                 36,705
                                                                                ------------------     ------------------
          TOTAL ASSETS                                                          $       1,394,361      $       1,193,966
                                                                                ==================     ==================

LIABILITIES
Non-interest bearing deposits                                                   $         115,907      $          96,533
Interest bearing deposits                                                                 839,970                717,835
                                                                                ------------------     ------------------
     Total deposits                                                                       955,877                814,368
Federal funds purchased, securities sold under repurchase agreements,
      and other short term borrowings                                                      48,183                 56,052
Long-term borrowings                                                                      203,829                192,448
Accrued expenses and other liabilities                                                     10,199                  8,188
                                                                                ==================     ==================
          TOTAL LIABILITIES                                                             1,218,088              1,071,056

Guaranteed preferred beneficial interests in junior subordinated debentures                29,090                 29,056


STOCKHOLDERS' EQUITY
Common stock, no par value (12,000,000 shares authorized, 9,421,222 shares issued at December 31, 2002, and
   7,289,266 shares issued at December 31, 2001)                                          129,173                 78,664
Accumulated comprehensive income, net of deferred income taxes                              6,446                    834
Retained earnings                                                                          12,650                 17,735
Treasury stock, at cost (59,351 shares at December 31, 2002,
   and 178,344 shares at December 31, 2001)                                               (1,086)                (3,379)
                                                                                ------------------     ------------------
          TOTAL STOCKHOLDERS' EQUITY                                                      147,183                 93,854
          TOTAL LIABILITIES, BENEFICIAL INTERESTS, AND
                                                                                ------------------     ------------------
                   STOCKHOLDERS' EQUITY                                         $       1,394,361      $       1,193,966
                                                                                ------------------     ------------------


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